                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*



                               Lifeminders, Inc.
            ------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
            ------------------------------------------------------
                        (Title of Class of Securities)

                                   53219H108
            ------------------------------------------------------
                                (CUSIP Number)


                               October 31, 2001
            ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x]         Rule 13d-1(b)

     [ ]         Rule 13d-1(c)

     [ ]         Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


           (Continued on following page(s))

               Page 1 of 8 Pages
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CUSIP NO. 53219H108                 13G/A                  PAGE  2  OF 8  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Friedman, Billings, Ramsey Group, Inc.
     54-1837743


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                           (a) [ ]
                           (b) [X]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Virginia


                  5    SOLE VOTING POWER
                       0



 NUMBER OF        6    SHARED VOTING POWER
 SHARES                0
BENEFICIALLY
 OWNED BY
  EACH
 REPORTING        7    SOLE DISPOSITIVE POWER
 PERSON                0
  WITH


                  8    SHARED DISPOSITIVE POWER
                       0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%


12   TYPE OF REPORTING PERSON*

     HC


          *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 53219H108                  13G/A                PAGE  3  OF  8  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric F. Billings


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                           (a) [ ]
                           (b) [X]


3    SEC USE ONLY



4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States


                 5    SOLE VOTING POWER
                      0


 NUMBER OF       6    SHARED VOTING POWER
 SHARES               0
BENEFICIALLY
 OWNED BY
  EACH
 REPORTING       7    SOLE DISPOSITIVE POWER
 PERSON               0
  WITH


                 8    SHARED DISPOSITIVE POWER
                      0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0


10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%


12   TYPE OF REPORTING PERSON*

     IN


          *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 53219H108                 13G/A               PAGE  4  OF 8  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Emanuel J. Friedman


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                           (a) [ ]
                           (b) [X]

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                  5    SOLE VOTING POWER
                       252,000**


 NUMBER OF        6    SHARED VOTING POWER
 SHARES                0
BENEFICIALLY
 OWNED BY
  EACH
 REPORTING        7    SOLE DISPOSITIVE POWER
 PERSON                252,000**
  WITH

                  8    SHARED DISPOSITIVE POWER
                       0


9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     252,000**


10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .95%**


12   TYPE OF REPORTING PERSON*

     IN


          *SEE INSTRUCTION BEFORE FILLING OUT!
         **SEE ITEM NO. 4
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CUSIP NO.53219H108                  13G/A               PAGE 5  OF 8  PAGES



Item 1.    (a).    Name of Issuer: Lifeminders, Inc.**


           (b).    Address of Issuer's Principal Executive Offices:

                   13530 Dulles Technology Drive
                   Suite 500
                   Herndon, VA  20171


Item 2.    (a).    Name of Person Filing:

                   Friedman, Billings, Ramsey Group, Inc.


           (b).    Address of Principal Business Office or, if none, Residence:

                   1001 Nineteenth Street North
                   Arlington, VA 22209-1710


           (c).    Citizenship: Delaware


           (d).    Title of Class of Securities: Common Stock


           (e).    CUSIP Number: 358433100


Item 3.            If  this   statement   is  filed   pursuant  to  sections
                   240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
                   (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
                   (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c.);
                   (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)     [ ] An  investment  adviser  in  accordance  with
                           section 240.13d-1(b)(1)(ii)(E);


                **SEE ITEM NO. 4
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CUSIP NO.53219H108                  13G/A               PAGE 6  OF 8  PAGES


                   (f) [ ] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii) (F);
                   (g) [X] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h)     [ ] A savings associations as defined in
                           section 3(b) of the Federal Deposit Insurance
                           Act (12 U.S.C. 1813);
                   (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j)     [ ] Group,   in   accordance   with   section
                           240.13d-1(b)(1) (ii)(J).



Item 4.            Ownership.

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned: 0


           (b).    Percent of class: 0%


           (c).    Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote   0.

                   (ii)  Shared power to vote or to direct the vote 0.

                   (iii) Sole power to dispose or to direct the
                         disposition of                             0.

                   (iv)  Shared power to dispose or to direct the
                         disposition of                             0.

           **On October 25, 2001, Lifeminders, Inc. was acquired by
             Cross Media Marketing Coporation.


Item 5.            Ownership of Five Percent or Less of a Class:

                   Yes.


Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                   Not Applicable.

Item 7.            Identification and Classification of Subsidiaries which

                   Acquired the Security Being Reported on by the Parent Holding Company:

                   Not Applicable.

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CUSIP NO.53219H108                  13G/A               PAGE 7  OF 8  PAGES


Item 8.            Identification and Classification of Members of the Group:

                   Not Applicable


Item 9.            Notice of Dissolution of Group:

                   Not Applicable.


Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaims the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.

Dated:  November 9, 2001              By: /s/ EMANUEL J. FRIEDMAN
                                          ---------------------------------
                                          Name:  Emanuel J. Friedman
                                          Title: Chairman and Co-Chief
                                                 Executive Officer


Dated:   November 9, 2001                 /s/ ERIC F. BILLINGS
                                          ----------------------------------
                                          Eric F. Billings


Dated:   November 9, 2001                  /s/ EMANUEL J. FRIEDMAN
                                           ----------------------------------
                                           Emanuel J. Friedman